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                              AGREEMENT AND PLAN
                                   OF MERGER

                                    BETWEEN

                             STX ACQUISITION CORP.

                                      AND

                           STERLING CHEMICALS, INC.

                          DATED AS OF APRIL 24, 1996



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

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I - DEFINITIONS AND INTERPRETATION.............................   2

    Section 1.01 Certain Defined Terms.................................   2
    Section 1.02 Interpretation........................................   9

ARTICLE II - The MERGER................................................  11

    Section 2.01 The Merger ...........................................  11
    Section 2.02 Closing...............................................  11
    Section 2.03 Effective Time........................................  11
    Section 2.04 Effects of the Merger.................................  11
    Section 2.05 Certificate of Incorporation and By-Laws..............  12
    Section 2.06 Directors.............................................  12
    Section 2.07 Officers..............................................  12

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES....................  12

    Section 3.01 Effect on Capital Stock...............................  12
    Section 3.02 Company Common Stock Elections........................  14
    Section 3.03 Proration.............................................  15
    Section 3.04 Exchange of Certificates..............................  16
    Section 3.05 Closing of the Company's Transfer Books...............  18
    Section 3.06 Relative Rights and Privileges of Shares..............  18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............  18

    Section 4.01 Organization..........................................  19
    Section 4.02 Capitalization........................................  19
    Section 4.03 Authority.............................................  20
    Section 4.04 Consents and Approvals; No Violations.................  20
    Section 4.05 SEC Reports and Financial Statements..................  21
    Section 4.06 Absence of Certain Changes or Events..................  22
    Section 4.07 No Undisclosed Liabilities, etc.......................  24
    Section 4.08 Company Required SEC Filings..........................  24

    Section 4.09A Employee Benefits...................................  24
    Section 4.09B Canadian Employee Benefits..........................  26
    Section 4.10  Other Compensation Arrangements.....................  27
    Section 4.11  Labor Matters.......................................  27
    Section 4.12  Litigation..........................................  27
    Section 4.13  Compliance with Applicable Law......................  28
    Section 4.14  Environmental Matters...............................  28
    Section 4.15  Tax Matters.........................................  29
    Section 4.16  Board Approvals.....................................  30
    Section 4.17  Brokers.............................................  30
    Section 4.18  Opinion of Financial Advisor........................  30
    Section 4.19  Intellectual Property...............................  30
    Section 4.20  No Default..........................................  31
    Section 4.21  Enforceability of Contracts.........................  31
    Section 4.22  Absence of Voting Agreements........................  32
    Section 4.23  Title to Assets.....................................  32
    Section 4.24  Insurance...........................................  32
    Section 4.25  Condition of Company Properties.....................  33
    Section 4.26  Company Stockholder Approval........................  33

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF NEWCO...................  33

    Section 5.01 Organization.........................................  33
    Section 5.02 Capitalization.......................................  33
    Section 5.03 Authority............................................  33
    Section 5.04 Consents and Approvals; No Violations................  34
    Section 5.05 Company Required SEC Filings.........................  35
    Section 5.06 Interim Operations of Newco..........................  35
    Section 5.07 Brokers..............................................  35
    Section 5.08 Newco Stockholder Approval...........................  35

ARTICLE VI - CERTAIN COVENANTS........................................  35

    Section 6.01 Conduct of Company Business Pending the Merger.......  35
    Section 6.02 No Solicitation......................................  39

ARTICLE VII - ADDITIONAL AGREEMENTS...................................  41

    Section 7.01 Stockholder Approval; SEC Filings; Proxy Statement...  41
    Section 7.02 Access to Information................................  43
    Section 7.03 Reasonable Efforts...................................  44
    Section 7.04 Notification of Certain Matters......................  44

    Section 7.05  Publicity............................................  44
    Section 7.06  Stock Acquisition Rights, etc........................  44
    Section 7.07  Financing Arrangements...............................  46
    Section 7.08  Fees and Expenses....................................  47
    Section 7.09  Indemnification; Insurance...........................  47
    Section 7.10  Certain Litigation...................................  48
    Section 7.11  Employee Matters.....................................  48
    Section 7.12  Operating Subsidiary.................................  49

ARTICLE VIII - CONDITIONS..............................................  50

    Section 8.01  Conditions to Each Party's Obligation to Effect the
                  Merger...............................................  50
    Section 8.02  Conditions to Obligation of the Company to Effect
                  the Merger...........................................  50
    Section 8.03  Conditions to Obligations of Newco to Effect the
                  Merger...............................................  51

ARTICLE IX - TERMINATION AND AMENDMENT.................................  53

    Section 9.01  Termination..........................................  53
    Section 9.02  Effect of Termination................................  56
    Section 9.03  Amendment............................................  57
    Section 9.04  Extension: Waiver....................................  57

ARTICLE X - MISCELLANEOUS..............................................  57

    Section 10.01  Nonsurvival of Representations and Warranties.......  57
    Section 10.02  Notices.............................................  57
    Section 10.03  Counterparts........................................  58
    Section 10.04  Entire Agreement; No Third Party Beneficiaries......  59
    Section 10.05  Governing Law.......................................  59
    Section 10.06  Severability........................................  59
    Section 10.07  Assignment..........................................  59

Exhibit A - Tag Along Agreement

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of April 24, 1996 is between STX ACQUISITION CORP., a Delaware corporation ("Newco"), and STERLING CHEMICALS, INC., a Delaware corporation (the "Company").

WHEREAS, the Board of Directors of Newco has approved the merger (the "Merger") of Newco with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the consideration to be paid for the outstanding shares of the Company's common stock, par value $.01 per share, (the "Company Common Stock") in the Merger is fair to and in the best interests of the stockholders of the Company and (iii) resolved to recommend to the stockholders of the Company that they vote in favor of adoption of this Agreement;

WHEREAS, in order to induce Newco to enter into this Agreement, certain stockholders of the Company are, contemporaneously with the execution and delivery of this Agreement, executing and delivering to Newco an Agreement and Irrevocable Proxy evidencing their agreement to vote their shares of Company Common Stock in favor of the Merger;

WHEREAS, in order to ensure that sufficient cash will be available to convert all shares of Company Common Stock that the holders thereof desire to have converted into cash, certain stockholders of the Company, at the request of and as an accommodation to the Company are, contemporaneously with the execution and delivery of this Agreement, executing and delivering to the Company an Inducement Agreement (the "Inducement Agreement") evidencing their agreement to make Rollover Elections (as defined below) with respect to all or a portion of the shares of Company Common Stock held by such stockholders; and

WHEREAS, the Board of Directors of the Company has unanimously approved the execution and delivery of each Agreement and Irrevocable Proxy referred to above and the Inducement Agreement and the transactions contemplated thereby, respectively.

Now, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Newco and the Company hereby agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:

"Acquisition Transaction" has the meaning specified in Section 6.02(a).

"Agreement" means this Agreement and Plan of Merger.

"Benefit Plan" has the meaning specified in Section 4.09A(a).

"Business Day" means any day on which commercial banks are not authorized or required to close in New York, New York.

"Canadian Plans" has the meaning specified in Section 4.09B(a).

"CERCLA" has the meaning specified in the definition of Environmental Laws.

"Certificate of Merger" has the meaning specified in Section 2.03(a).

"Claim" means any claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.

"Closing" has the meaning specified in Section 2.02.

"Closing Date" has the meaning specified in Section 2.02.

"Code" means the Internal Revenue Code of 1986, and any successor statute of similar import, together with the regulations thereunder.

"Commonly Controlled Entity" has the meaning specified in Section 4.09A(c).

"Company" has the meaning specified in the introductory paragraph of this Agreement.

"Company Certificates" means certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.

"Company Common Stock" has the meaning specified in the recitals of this Agreement.

"Company Disclosure Schedule" has the meaning specified in the introductory sentence of Article IV.

"Company Financial Statements" has the meaning specified in Section 4.05.

"Company Permits" has the meaning specified in Section 4.13(a).

"Company Required SEC Filings" means any and all forms, reports, schedules, registration statements and other documents required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement.

"Company Required Statutory Approvals" means the following insofar as they relate to the consummation by the Company of the transactions contemplated by this Agreement: (i) the filings, permits, authorizations, consents and approvals required under the Securities Act, the Exchange Act (including the filing of the Company Required SEC Filings and the Proxy Statement with the SEC) and any State securities Laws (ii) the orders, filings, permits, notices, authorizations, consents and approvals required under the Competition Act, the Investment Canada Act and any securities Laws of any Province or territory of Canada, (iii) the filings required by the HSR Act, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions.

"Company SEC Documents" has the meaning specified in Section 4.05.

"Company Stockholder Approval" has the meaning specified in Section 4.26.

"Competition Act" means the Competition Act (Canada) R.S.C. 1985c.34.

"Confidentiality Agreement" has the meaning specified in Section 7.02(b).

"Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

"Definitive Bank Loan Documents" has the meaning specified in Section 7.07(c).

"Definitive Equity Documents" has the meaning specified in Section 7.07(d).

"DGCL" has the meaning specified in the recitals of this Agreement.

"Dissenting Shares" has the meaning specified in Section 3.01(d).

"Effective Time" has the meaning specified in Section 2.03(b).

"Electing Shares" has the meaning specified in Section 3.01(c)(i).

"Election Date" has the meaning specified in Section 3.02(a).

"Environmental Law" means any Law relating to the use, storage, treatment, sale, transportation, processing, handling, labeling, production, manufacture, release or disposal of Hazardous Substances, including, without limitation, (i) any common law that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance, (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 ("CERCLA"), (iii) the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., (iv) the Solid Waste Disposal Act of 1976, 42 U.S.C. (S) 6901 et seq., (v) the Clean Air Act, 42 U.S.C. (S) 7401 et
seq., (vi) the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., (vii) the Hazardous Materials Transportation Act, 49 Ap. U.S.C.A. (S) 1801 et seq.,
(viii) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136 et seq., and (ix) comparable state and local Laws.

"Environmental Permits" means any permit required or issued under any Environmental Law.

"Equity Plans" means the Omnibus Stock Plan and all other contracts, commitments, plans, programs or arrangements providing for the issuance or grant of any Stock Acquisition Rights or any capital stock (restricted or otherwise), stock appreciation rights, phantom stock or other equity interests in the Company or any Subsidiary, including stock purchase plans.

"ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

"Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

"Exchange Agent" has the meaning specified in Section 3.02(b).

"Exchange Fund" has the meaning specified in Section 3.04(e).

"Financing" has the meaning specified in Section 7.07(a)(i).

"Financing Letters" has the meaning specified in Section 7.07(a)(i).

"Form of Election" has the meaning specified in Section 3.02(c).

"GAAP" means (i) when used with respect to any Subsidiary which is organized under the Laws of Canada or any Province thereof, generally accepted Canadian accounting principles, applied on a consistent basis (except for changes made due to the implementation of new or revised standards issued by the Canadian Institute of Chartered Accountants), and which are applicable in the circumstances as of the date in question, and (ii) in all other cases, generally accepted United States accounting principles, applied on a consistent basis (except for changes made due to the implementation of new or revised standards issued by the Financial Accounting Standards Board), and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

"Governmental Authority" means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

"Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, defined in or under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in CERCLA and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. (S) 18a.

"Hysop Agreement" means that certain Stock Bonus Agreement dated as of August 28, 1995 between Gary Hysop and Sterling Pulp Chemicals, Ltd., a corporation incorporated under the Laws of Ontario, Canada and a wholly-owned indirect subsidiary of the Company.

"Indemnified Parties" has the meaning specified in Section 7.09(a)

"Inducement Agreement" has the meaning specified in the recitals of this Agreement.

"Intellectual Property" has the meaning specified in Section 4.19(b).

"Investment Canada Act" means the Investment Canada Act R.S.C. 1985c.28.

"IRS" means the Internal Revenue Service.

"Laws" means (i) all laws, statutes, rules, requirements, awards, regulations, ordinances, orders, writs, injunctions, decisions, determinations, directives or decrees and other pronouncements having the effect of law and (ii) all contracts or agreements with any Governmental Authority relating to compliance with the matters described in clause (i) above.

"Lazard" has the meaning specified in Section 4.17.

"Liability" means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including liabilities for Taxes, material forward or long-term commitments, or unrealized or anticipated Losses from any unfavorable Contracts or commitments.

"Lien" means (i) any lien, charge, mortgage, pledge, hypothecation, assignment, security interest, assessment, levy or encumbrance of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by Contract, operation of Law or otherwise) in, on, of or with respect to any properties or assets of the applicable Person, whether now owned or hereafter acquired, (ii) any Contract to give any of the foregoing and (iii) any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

"Losses" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

"Mandatory Rollover Shares" has the meaning specified in Section 3.03(a).

"Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole, (ii) the prospects of the Company and the Subsidiaries taken as a whole (excluding any effect on such prospects caused by economic, tax or other matters of general applicability or matters generally affecting any of the industries in which the Company or any of the Subsidiaries conducts business), (iii) the Company's ability to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iv) the Company's ability to consummate the Merger by the Outside Date.

"Maximum Amount" has the meaning specified in Section 7.06(c).

"Maximum Rollover Number" has the meaning specified in Section 3.03.

"Merger" has the meaning specified in the recitals of this Agreement.

"Merger Consideration" has the meaning specified in Section 3.01(c).

"Newco" has the meaning specified in the introductory paragraph of this Agreement.

"Newco Common Common Stock" has the meaning specified in Section 3.01(a).

"Newco Disclosure Schedule" has the meaning specified in the introductory sentence of Article V.

"Newco Required Statutory Approvals" means the following insofar as they relate to the consummation by Newco of the transactions contemplated by this Agreement:
(i) the filings, permits, authorizations, consents and approvals required under the Securities Act, the Exchange Act (including the filing of the Newco SEC Filings with the SEC) and any State securities Laws (ii) the orders, filings, permits, notices, authorizations, consents and approvals required under the Competition Act, the Investment Canada Act and any securities Laws of any Province or territory of Canada, (iii) the filings required by the HSR Act, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions.

"Newco SEC Filings" means any and all forms, reports, schedules, registration statements and other documents filed by Newco with the SEC in connection with the transactions contemplated by this Agreement.

"Newco Stockholder Approval" has the meaning specified in Section 5.08.

"Omnibus Stock Plan" has the meaning specified in Section 4.02(c).

"Operating Sub" has the meaning specified in Section 7.12.

"Operating Sub SEC Filings" means any and all forms, reports, schedules, registration statements and other documents filed by Operating Sub with the SEC in connection with the transactions contemplated by this Agreement.

"Outside Date" means October 31, 1996 or such subsequent date as the Parties may mutually agree upon in writing.

"Parties" means the Company and Newco.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" has the meaning specified in Section 4.09A(a).

"Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

"Phantom Stock Amount" has the meaning specified in Section 7.06(b).

"Potential Acquiror" has the meaning specified in Section 6.02(a).

"Proxy Statement" means the proxy statement (or proxy statement and prospectus, as the case may be) to be distributed in connection with the Stockholders Meeting.

"Registration Statements" means the Company Required SEC Filings, if any, that constitute registration statements filed with the SEC pursuant to the Securities Act and the Newco SEC Filings and the Operating Sub SEC Filings that constitute registration statements filed with the SEC pursuant to the Securities Act.

"Restricted Stock" has the meaning specified in Section 7.06(d).

"Rollover Election" has the meaning specified in Section 3.02(a).

"Rollover Proration Factor" has the meaning specified in Section 3.03(b).

"Rollover Share" has the meaning specified in Section 3.01(c)(i).

"SAR" has the meaning specified in Section 7.06(b).

"SEC" means the Securities and Exchange Commission of the United States or any successor thereof.

"Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

"Spread Amount" has the meaning specified in Section 7.06(b).

"Stock Acquisition Rights" means (i) all options, warrants, calls, subscriptions or other rights of any nature to acquire any shares of capital stock of, or any other equity interests in, the Company or any Subsidiary and (ii) all securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment; provided, however, that the term "Stock Acquisition Rights" shall not include SARs, phantom stock and restricted stock grants.

"Stockholders Meeting" has the meaning specified in Section 7.01(a).

"Subsidiary" means (i) any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the outstanding voting stock of which is owned by the Company, directly or indirectly, and (ii) any corporation, partnership, joint venture, limited liability company or other entity in which the Company, directly or indirectly, owns more than a 50% equity interest. As used above, "voting stock" means, in the case of any entity, stock or other voting interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or any similar governing body of such entity or, if there are no such directors or similar governing body, having a majority of the general voting power with respect to the policies and activities of such entity.

"Surviving Corporation" has the meaning specified in Section 2.01.

"Surviving Corporation Common Stock" means the common stock, par value $0.01 per share, of the Surviving Corporation.

"Takeover Proposal" has the meaning specified in Section 6.02(a).

"Taxes" means any and all taxes, assessments, imposts, deductions, charges, withholdings, Claims and levies assessed or imposed by any Governmental Authority and all Liabilities with respect thereto, including any sales, use, occupation, transfer, stock transfer, real property transfer, export, recording, gains, stamp, documentary, income, windfall profits, franchise, license, excise, payroll, social security, withholding, service, service use and property taxes, charges and similar levies and fees.

"Welfare Plan" has the meaning specified in Section 4.09A(a).

Section 1.02. Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) reference to any gender includes each other gender and the neuter;

(c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

(d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

(e) reference to a Person in a particular capacity or capacities excludes such Person in any other capacity;

(f) reference to any Contract means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(g) all references to Articles, Sections and Exhibits shall be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

(h) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

(i) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "unity" each means "to but excluding";

(j) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

(k) reference to any Law or any Governmental Approval means such Law or Governmental Approval as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any asset, Liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP:

(m) all computations and calculations to be made hereunder in accordance with GAAP shall be made by utilizing such allocations, conventions and methods as are consistent with GAAP and have been utilized by the Company prior to the date hereof or which may be subsequently adopted by the Company in accordance with GAAP except as otherwise provided herein:

(n) the word "knowledge", when used in any representation, covenant or warranty of the Company contained herein, means the actual knowledge of any officer, director, plant manager or business unit manager of, or other person performing similar functions for, the

Company or any of the Subsidiaries and, when used in any representation, covenant or warranty of Newco contained herein, means the actual knowledge of any officer, director or employee of Newco;

(o) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

(p) no provision of this Agreement shall be interpreted or construed against either Party solely because that Party or its legal representative drafted such provision.

                                   ARTICLE II

                                   THE MERGER
                                   ----------

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

Section 2.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (local time) on the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII at the offices of Andrews & Kurth L.L.P., 600 Travis, 4200 Texas Commerce Tower, Houston, Texas 77002, unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

Section 2.03. Effective Time. (a) Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in a form mutually acceptable to the Parties, executed in accordance with the relevant provisions of the DGCL.

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware unless a subsequent time shall be specified in the Certificate of Merger, in which case the Merger shall become effective at such subsequent time. The time the Merger becomes effective is referred to in this Agreement as the "Effective Time".

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.05. Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of the Company, as in effect on the date hereof, shall be amended as of the Effective Time as requested by Newco and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

(b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

Section 2.06. Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07. Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco, any holder of capital stock of the Company or any holder of capital stock of Newco, the following events shall occur:

(a) Common Stock of Newco. Each share of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into that number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to the quotient obtained by dividing (i) 10,890,834 minus the aggregate number of whole Rollover Shares by (ii) the aggregate number of issued and outstanding shares of Newco Common Stock immediately prior to the Effective Time.

(b) Cancellation of Treasury Stock and Newco-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company, any wholly-owned Subsidiary or Newco shall be automatically canceled and retired and shall cease to exist, and no cash, Surviving Corporation Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion (or Retention) of Company Common Stock. Except as otherwise provided herein and subject to Sections 3.01(d), 3.03 and 3.04(c):

   (i) the holder of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to retain Surviving Corporation Common Stock has been effectively made and not revoked or lost pursuant to Section 3.02 ("Electing Shares"), shall have the right to retain one fully paid and nonassessable share of Surviving Corporation Common Stock (a "Rollover Share") which shall remain outstanding and, except as expressly provided herein, unaffected by the Merger; and

   (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Electing Shares), shall be automatically converted into the right to receive $12.00 in cash from the Surviving Corporation following the Merger.

As used herein, "Merger Consideration" means, in the case of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in Section 3.01(b)), the consideration described with respect to such share in clause (i) or (ii) above, as applicable.

(d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have (i) not voted such shares in favor of the adoption of this Agreement and (ii) properly demanded appraisal of such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be retained or converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such stockholders pursuant to
Section 262 of the DGCL. If, after the Effective Time, any such stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon) as provided in
Section 3.01(c)(ii). Promptly upon receiving any demands for appraisal, withdrawals of demands for appraisal or any other instrument served pursuant to
Section 262 of the DGCL, the Company shall so notify Newco and shall give Newco the opportunity to participate in and direct all negotiations and proceedings with respect to any such appraisal demands. The Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such appraisal demands. In no event shall any holder of Company Common Stock have any appraisal rights except to the extent provided in Section 262 of the DGCL.

(e) Cancellation and Retirement of Company Common Stock. (i) As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares and shares referred to in Section 3.01(b) and Electing Shares retained as Rollover Shares), issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Company Certificate shall, to the extent such Company Certificate immediately prior to the Effective Time represented such shares, cease to have any rights with respect thereto, except the right to receive cash (without interest) in accordance with Sections 3.01(c)(ii) and 3.04.

(ii) All cash paid upon the surrender for exchange of Company Certificates in accordance with this Article III (including cash paid in lieu of fractional shares of Surviving Corporation Common Stock) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Company Certificates.

(f) Withholding Tax. The right of any stockholder to receive the Merger Consideration as provided in Section 3.01(c)(ii), 3.03(d) or 3.04(c) shall be subject to and reduced by the amount of any required withholding obligation for Taxes.

Section 3.02. Company Common Stock Elections. (a) Each Person who, on or prior to the Business Day next preceding the Stockholders Meeting (the "Election Date"), is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Rollover Election") on or prior to the Election Date to retain Electing Shares as Rollover Shares, on the basis hereinafter set forth. All shares of Company Common Stock with respect to which the holder thereof does not make a Rollover Election on or before the Election Date in accordance with the provisions of this Section 3.02 shall be converted, as of the Effective Time, into the right to receive the Merger Consideration described in Section 3.01(c)(ii).

(b) Prior to the mailing of the Proxy Statement, Newco shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (together with such other agent or agents as may be hereafter appointed by Newco for this purpose, the "Exchange Agent") for the delivery and/or Payment of the Merger Consideration.

(c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Newco (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make a Rollover Election. The Company will use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of Company Common Stock during the period between such record date and the Election Date. Any Rollover Election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York time, on the Election Date, a Form of Election properly completed and signed and accompanied by Company Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States; provided, however, that such Company Certificates are in fact delivered to the Exchange Agent within three trading days on the New York Stock Exchange after the date of execution of such guarantee of delivery).

(d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York time, on the Election Date or (ii) after the Election Date, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Parties that the Merger Agreement has been terminated. If a Form of Election is revoked as aforesaid, the Company Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same.

(e) The determination of the Exchange Agent shall be binding as to whether or not Rollover Elections have been properly made or revoked pursuant to this
Section 3.02 with respect to shares of Company Common Stock and when elections and revocations were received by the Exchange Agent. If the Exchange Agent determines that any Rollover Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which are not Electing Shares, and such shares shall be exchanged in the Merger for cash pursuant to Section 3.01(c)(ii) and Section 3.04(b). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 3.03, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the consent of the Parties (which shall not be unreasonably withheld), make such rules as are consistent with this
Section 3.02 for the implementation of the elections provided for herein as the Exchange Agent shall deem necessary or desirable fully to effect such elections.

Section 3.03. Proration. Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be retained as Rollover Shares pursuant to Section 3.01 (c)(i) shall not exceed 5,000,000 (the "Maximum Rollover Number"). If the number of Electing Shares exceeds the Maximum Rollover Number, then each Electing Share shall be retained as Rollover Shares or converted into the right to receive cash in accordance with Section 3.01(c) in the following manner:

(a) each stockholder that committed to make a Rollover Election with respect to 100% of the shares of Company Common Stock held by such stockholder pursuant to the terms of the Inducement Agreement shall have the right to retain all of such shares as Rollover Shares (collectively, the "Mandatory Rollover Shares");

(b) a proration factor (the "Rollover Proration Factor") shall be determined by dividing (i) the Maximum Rollover Number minus the aggregate number of Mandatory Rollover Shares by (ii) the total number of Electing Shares minus the aggregate number of Mandatory Rollover Shares;

(c) the number of Electing Shares covered by each Rollover Election (other than Rollover Elections with respect to Mandatory Rollover Shares) which the holder making such Rollover Election shall have the right to retain as Rollover Shares shall be determined by multiplying the Rollover Proration Factor by the total number of Electing Shares (other than Mandatory Rollover Shares) covered by such Rollover Election; and

(d) all Electing Shares, other than those shares which the holder thereof has the right to retain as Rollover Shares in accordance with clauses (a) and (c) above, shall be converted into the right to receive cash (as if such shares were not Electing Shares) in accordance with Section 3.01(c)(ii).

If the number of Electing Shares is less than the Maximum Rollover Number, then each holder of Electing Shares shall have the right to retain all of such Electing Shares as Rollover Shares in accordance with Section 3.01(c)(i).

Section 3.04. Exchange of Certificates. (a) Exchange Fund. At or prior to the Effective Time, Newco shall, or shall cause the Surviving Corporation to, make available to the Exchange Agent funds sufficient for the payment of the Merger Consideration payable pursuant to Section 3.01(c)(ii) upon surrender of Company Certificates by the Company's stockholders as described in Sections 3.02(c) and 3.04(b), it being understood that any and all interest earned on funds made available to the Exchange Agent pursuant to this Agreement shall be for the account of, and shall remain the property of, Newco.

(b) Exchange Procedures. (i) As soon as practicable after the Effective Time, each holder of an outstanding Company Certificate or Certificates shall, upon surrender to the Exchange Agent of such Company Certificate or Certificates and acceptance thereof by the Exchange Agent as described below and in Section 3.02(c), be entitled to receive a certificate or certificates representing the number of full Rollover Shares, if any, which the holder of such shares of Company Common Stock has the right to retain pursuant to this Agreement and the amount of cash, if any, into which the number of shares (including fractional shares) of Company Common Stock previously represented by such Company Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Company Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii) If delivery or payment of the Merger Consideration is to be made or paid to a Person other than the Person in whose name a surrendered Company Certificate is registered, it shall be a condition of such delivery or payment that the Company Certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the Person requesting such delivery or payment shall have paid to the Company or its transfer agent any transfer or other Taxes required by reason of such delivery or payment to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Company or its transfer agent that such Taxes either have been paid or are not payable.

(iii) Until surrendered and exchanged in accordance with this Section 3.04(b), each Company Certificate (other than Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender and exchange the Merger Consideration as provided for in this Article III, without any interest thereon.

(c) No Fractional Shares. (i) No certificates or scrip representing fractional Rollover Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who would otherwise have been entitled to retain a fraction of a Rollover Share (after taking into account all shares of Company Common Stock delivered by such holder) shall be entitled to receive from the Exchange Agent, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by $12.00.

(d) Distributions with Respect to the Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid with respect to Rollover Shares to the holder of any Company Certificate for corresponding Electing Shares and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.04(c) until the surrender and exchange of such Company Certificate in accordance with this Article III. Subject to the effect of applicable Laws, following surrender and exchange of any such Company Certificate, there shall be paid to the holder of the certificate representing whole Rollover Shares issued in connection therewith, without interest, (i) as soon as practicable after the later of the Effective Time or such surrender and exchange, the amount of any cash payable in lieu of a fractional Rollover Share to which such holder is entitled pursuant to Section 3.04(c) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Rollover Shares and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and exchange and a payment date subsequent to such surrender and exchange payable with respect to such whole Rollover Shares.

(e) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.04 (the "Exchange Fund") which remains undistributed to the holders of the Company Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article

III shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash (if any), Rollover Shares (if any), any cash in lieu of fractional Rollover Shares and any dividends or distributions with respect to whole Rollover Shares to which such holders may be entitled.

(f) No Liability. Neither Party nor the Exchange Agent shall be liable to any Person in respect of any Rollover Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Company Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional Rollover Shares or any dividends or distributions with respect to Rollover Shares in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all Claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

Section 3.05. Closing of the Company's Transfer Books. After the date on which the Effective Time occurs, there shall be no further transfer on the books of the Company or its transfer agent of Company Certificates and if Company Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration in accordance with this
Article III.

Section 3.06. Relative Rights and Privileges of Shares. The Rollover Shares and the shares of Surviving Corporation Common Stock issued in exchange for shares of Newco Common Stock will constitute shares of the same class. Accordingly, after the Effective Time, the holder of each Rollover Share and the holder of each share of Surviving Corporation Common Stock: issued in exchange for shares of Newco Common Stock shall be entitled to the same relative rights and privileges under the DGCL and the Certificate of Incorporation or Bylaws of the Surviving Corporation.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the disclosure schedule heretofore delivered by the Company to Newco which makes reference to this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Newco as follows:

Section 4.01. Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and all necessary Governmental Approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such Governmental Approvals would not, when taken together with all such other failures, have a Material Adverse Effect. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary Governmental Approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such Governmental Approvals would not, when taken together with all such other failures, have a Material Adverse Effect.

(b) The Company and each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, when taken together with all other such failures, have a Material Adverse Effect.

(c) The Company has made available to Newco complete and correct copies of the Certificate of Incorporation and By-laws and other comparable organizational documents of the Company and each Subsidiary, in each case as amended to the date of this Agreement. The respective Certificates of Incorporation and By-laws or such other organizational documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control the Subsidiaries.

(d) The Company Disclosure Schedule contains an accurate and complete list of all Subsidiaries. All the outstanding shares of capital stock of each Subsidiary are owned by the Company or by another wholly-owned Subsidiary, free and clear of all Liens, and are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto.

Section 4.02. Capitalization. (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which 55,689,991 shares are issued and outstanding on the date hereof and 4,636,863 shares are issued and held in treasury on the date hereof and (ii) 25,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding or held in treasury on the date hereof. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto.

(b) The authorized and issued and outstanding capital stock of each Subsidiary is as described in the Company Disclosure Schedule. All of such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are free of any preemptive rights in respect thereto.

(c) The Company has heretofore furnished to Newco a complete and correct copy of the Company's Omnibus Stock and Incentive Plan ("Omnibus Stock Plan") and the Hysop Agreement. As of the date hereof, there are no unexercised Stock Acquisition Rights outstanding except for options issued under the Omnibus Stock Plan to acquire an aggregate of 82,500 shares of Company Common Stock, none of which are immediately exercisable, and the rights of Gary Hysop to receive "Bonus Shares" under the Hysop Agreement.

(d) Except as set forth in this Section 4.02, as of the date hereof, (i) no shares of capital stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership of the Company or other similar rights are outstanding and (iii) there are no existing Equity Plans or Stock Acquisition Rights. As of the date hereof, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any Subsidiary.

Section 4.03. Authority. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby. Upon obtaining the Company Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company will be necessary to authorize this Agreement or to consummate such transactions. No vote of the Company's stockholders is required to approve this Agreement or the other transactions contemplated hereby except for the Company Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Newco, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. Without limitation of the foregoing, each of the covenants and obligations of the Company set forth in Articles VI, VII and X is valid, binding and enforceable as aforesaid notwithstanding the absence of the Company Stockholder Approval.

Section 4.04. Consents and Approvals: No Violations. (a) The execution and delivery of this Agreement by the Company do not violate, conflict with or result in any breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties of the Company or any Subsidiary, under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of the Company or of the equivalent organizational documents of any Subsidiary, (ii) any Law, permit or license applicable to the Company or any of its properties or to any Subsidiary or any of its properties or (iii) any Contract to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected. Neither the performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in any violation, conflict, breach, default, termination, acceleration of performance or creation of any Liens, or give rise to any right in any third party or cause any such right to become exercisable, under any of the terms, conditions or provisions described in clauses (i) through (iii) above. Excluded from the foregoing sentences of this paragraph (a), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (a), are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Except for the Company Required Statutory Approvals, no Governmental Approval is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than Governmental Approvals which, if not made or obtained (as the case may be), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.05. SEC Reports and Financial Statements. The Company and each of the Subsidiaries has filed with the SEC, and has heretofore made available to Newco true and complete copies of, all forms, reports, schedules, statements and other documents (including exhibits, amendments and supplements thereto) required to be filed by it under the Exchange Act or the Securities Act since September 30, 1994 (such forms, reports, schedules, statements and other documents, to the extent filed and publicly available prior to the date of this Agreement, other than preliminary filings, are referred to herein as the "Company SEC Documents"). The Company SEC Documents, at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Company SEC Documents include all filings necessary to correct any Company SEC Document which, subsequent to its time of filing, (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) no longer complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.06. Absence of Certain Changes or Events. Except as contemplated by or otherwise described in this Agreement, during the period commencing on September 30, 1995 and ending on the date hereof, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been:

(a) any event or events having a Material Adverse Effect,

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock (or any other equity interest) of the Company or any Subsidiary or any redemption, purchase or other acquisition of any of such capital stock (or any other equity interest),

(c) any split, combination or reclassification of any capital stock (or any other equity interest) of the Company or any Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock (or other equity interest),

(d) any granting by the Company or any of the Subsidiaries to any officer of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with prior practice or as was required under employment agreements in effect as of September 30, 1995,

(e) any granting by the Company or any of the Subsidiaries to any officer of the Company or any of the Subsidiaries of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of September 30, 1995,

(f) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any officer of the Company or any of the Subsidiaries.

(g) any increase in benefits available under or establishment of any Benefit Plan or Canadian Plan (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment or acceleration of vesting of any existing stock options, stock appreciation rights, performance awards or restricted stock awards but excluding any amendment accelerating vesting of existing stock options), except in the ordinary course of business consistent with past practice,

(h) (i) any damage, destruction or loss to physical properties owned or used by the Company or any of the Subsidiaries, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (ii) any reevaluation by the Company or any of the Subsidiaries of any of its material assets or (iii) any material change or commitment to make any material change in accounting methods, principles or practices by the Company or any Subsidiary,

(i) any amendment or proposal to amend the Certificate of Incorporation or Bylaws or comparable organizational documents of the Company or any Subsidiary,

(j) any acquisition of or agreement to acquire (by merger, consolidation, acquisition of stock or assets or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof by the Company or any Subsidiary or any investment or agreement to make any investment (by purchase of stock, contribution to capital, property transfer or purchase of property or otherwise) in any other Person by the Company or any Subsidiary,

(k) any sale, lease, license, encumbrance or other disposition of, or agreement to sell, lease, license, encumber or otherwise dispose of, any material asset of the Company or any Subsidiary, except in the ordinary course of business consistent with prior practice,

(l) any incurrence (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) of any indebtedness for borrowed money (other than borrowings and reborrowings in the ordinary course of business under revolving credit facilities which were in existence prior to the date hereof) or guarantee of any such indebtedness or issuance or sale of any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries or guarantee of any debt securities of others by the Company or any Subsidiary,

(m) any tax election, or settlement or compromise of any income tax liability of the Company or any of its Subsidiaries, that has had or could reasonably be expected to have a Material Adverse Effect or that involved or calls for the payment by or to the Company or any Subsidiary of more than $1,500,000,

(n) any payment, discharge, settlement or satisfaction of any Claims, Liabilities or Losses, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their respective terms, of Liabilities recognized or disclosed in the most recent balance sheet (or the notes thereto) of the Company included in the Company Financial Statements or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, or any waiver of the benefits of, or agreement to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Subsidiaries is a party,

(o) any modification, amendment or termination of any material Contract to which the Company or any Subsidiary is a party or any waiver, release or assignment of any material rights or Claims of the Company or any Subsidiary, or

(p) any capital expenditure or commitment to make capital expenditures by the Company or any Subsidiary in an amount which, when added to the aggregate amount of all other capital expenditures made or committed to be made by the Company and all the Subsidiaries since September 30, 1995, exceeds $10,000,000.

Section 4.07. No Undisclosed Liabilities. etc. Except as set forth in the Company Financial Statements, neither the Company nor any of the Subsidiaries has any Liabilities of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Subsidiaries (including the notes thereto), except for Liabilities incurred since September 30, 1995 that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company SEC Documents, there does not exist any fact, circumstance, condition or matter that has had a Material Adverse Effect or in the future may (so far as the Company can now reasonably foresee) have a Material Adverse Effect other than economic, tax or other matters of general applicability or matters generally affecting any of the industries in which the Company or any of the Subsidiaries conduct business.

Section 4.08. Company Required SEC Filings. (a) None of the Company Required SEC Filings, as of the date filed with or declared effective by the SEC or as of the date mailed to the stockholders of the Company, the time of the Stockholders Meeting or the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Newco or Operating Sub specifically for inclusion or incorporation by reference therein. Each of the Company Required SEC Filings will, as of such specified dates and times, comply as to form in all material respects with all applicable Laws, including the Securities Act and the Exchange Act.

(b) None of the information provided by the Company or any Subsidiary specifically for inclusion or incorporation by reference in any Newco SEC Filing or any Operating Sub SEC Filing will, as of the date filed with or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.09A. Employee Benefits. (a) Except as would not individually or in the aggregate have a Material Adverse Effect: (i) each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of the Subsidiaries organized under the Laws of any State of the United States for the benefit of any present or former employee, officer or director of the Company or any such Subsidiary (each of the foregoing, including the Pension Plans and the Welfare Plans, a "Benefit Plan") has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable Laws and all applicable collective bargaining agreements; (ii) there has been no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iii) no liability to the PBGC has been or is expected to be incurred with respect to any Benefit Plan; (iv) no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date of this Agreement;
(v) the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to such Pension Plan ending prior to the date of this Agreement, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date of this Agreement; (vi) no notice of a "reportable even" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date of this Agreement; (vii) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; (viii) each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Benefit Plan; and (ix) neither the PBGC nor any plan administrator has instituted proceedings to terminate any of the Benefit Plans subject to Title IV of ERISA other than in a "standard termination" described in
Section 4041 (b) of ERISA.

(b) An accurate and complete list of all Benefit Plans is included in the Company Disclosure Schedule as Schedule 4.09A. Such Schedule 4.09A identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of the Company and the Subsidiaries and discloses the funded status of such plans. With respect to each of the Benefit Plans, the Company has made available to Newco a true and correct copy of (i) the most recent annual report on Form 5500 filed with the IRS, (ii) such Benefit Plan, (iii) each trust agreement and insurance Contract relating to such Benefit Plan, (iv) the most recent summary plan description for such Benefit Plan, (v) the most recent actuarial report or valuation if such Benefit Plan is subject to Title IV of ERISA, (vi) the most recent determination letter issued by the IRS if such Benefit Plan is intended to be qualified under
Section 401 (a) of the Code and (vii) any open requests for rulings or determination letters that pertain to such Benefit Plan. Other than has been identified on Schedule 4.09A of the Company Disclosure Schedule, full payment has been made (or proper accruals have been established to the extent required by GAAP) for all contributions which are required or for which benefits have accrued prior to the Effective

Time under the terms of each Benefit Plan and for all liabilities which have accrued prior to the Effective Time under each Benefit Plan.

(c) None of the Company or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code (each, including the Company, a "Commonly Controlled Entity") has incurred any liability to a Pension Plan under Title IV of ERISA (other than for contributions not yet due) or to the PBGC (other than for payment of premiums not yet due), which liability has not been fully paid.

(d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

(e) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time by the Surviving Corporation or any of the Subsidiaries (as the case may be) without liability to any Person.

Section 4.09B. Canadian Employee Benefits. (a) Except as set forth in Schedule 4.09B, there are no employee pension or retirement plans, profit sharing plans, bonus plans, savings plans, deferred compensation plans, stock option plans, hospitalization plans, insurance plans or other employee benefit plans, agreements or arrangements maintained by any Subsidiary organized under the Laws of Canada or any Province thereof for any of its present or former employee, officer or director (all such plans, agreements and arrangements are collectively referred to herein as the "Canadian Plans"). Except as would not individually or in the aggregate have a Material Adverse Effect: (i) each of the Canadian Plans has been administered in accordance with its terms and in compliance with all applicable Laws (including, if applicable, the Pension Benefits Act (Ontario) and the Income Tax Act (Canada)) and all applicable collective bargaining agreements; and (ii) to the knowledge of the Company, all Liabilities under each of the Canadian Plans that is a pension plan (as defined in the Pension Benefits Act (Ontario)) are fully funded, on a going concern basis, in accordance with the terms of the Canadian Plans, regulatory requirements as outlined by the Pension Benefits Act (Ontario), administrative requirements of the Pension Commission of Ontario and the most recent actuarial report filed with the Pension Commission of Ontario in respect of the pension plan. Schedule 4.09B identifies the method of funding (including any individual accounting) for all Canadian Plans providing post-retirement medical or life insurance benefits and discloses the funded status of such plans. With respect to each of the Canadian Plans, the Company has made available to Newco a true and complete copy of (A) the most recent annual information form filed with the Pension Commission of Ontario and Revenue Canada Taxation, if applicable, (B) such Canadian Plan, (C) each trust agreement and insurance contract relating to such Canadian Plan, if applicable, (D) the most recent summary plan description for such Canadian Plan, if applicable, (E) the most recent actuarial report or valuation if such a report is required to be prepared by Law, and (F) any letter issued by Revenue Canada Taxation confirming registration of such Canadian Plan under the Income Tax Act (Canada). Other than has been identified in Schedule

4.09B, full payment has been made (or proper accruals have been established to the extent required by GAAP) for all contributions which are required or for which benefits have been accrued prior to Closing under the terms of each of the Canadian Plans and for all Liabilities which have accrued prior to the Effective Time under each of the Canadian Plans.

(b) None of the Company or any of the Subsidiaries is required to contribute to any "multi-employer pension plan" (as defined in the Pension Benefits Act (Ontario)) or has withdrawn from any such plan but remains liable to make contributions to such plan.

(c) Each of the Canadian Plans that is not a pension plan (as defined in the Pension Benefits Act (Ontario)) may be amended and terminated at any time after the Effective Time by the Surviving Corporation or any of the Subsidiaries without liability to any Person.

Section 4.10. Other Compensation Arrangements. Neither the Company nor any of the Subsidiaries is a party to any (a) consulting agreement with any present or former director, officer or employee of the Company or any Subsidiary not terminable without giving more than 60 calendar days notice involving the payment of more than $500,000 per annum in the aggregate for all such consulting agreements, (b) union or collective bargaining agreement, (c) agreement with any director, officer or employee, any of the benefits of which are contingent, or the terms of which are materially affected or altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement,
(d) agreement with any director, officer or employee providing any term of employment or compensation guarantee extending for a period longer than two years or (e) Equity Plan, any of the benefits of which will be increased or affected, or the vesting of the benefits of which will be accelerated or affected, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 4.11. Labor Matters. There are no pending or, to the knowledge of the Company, threatened labor disputes, labor controversies, strikes or work stoppages in respect of any collective bargaining unit or other group of employees of the Company or any of the Subsidiaries other than those, if any, which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Section 4.12. Litigation. The Company has not received any notice of, nor does it have knowledge of, any pending or threatened suit, claim, action, proceeding or investigation before any Governmental Authority or arbitrator against the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries is subject to any outstanding order, writ, injunction or decree, in any such case that seeks to restrain the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect.

Section 4. 13. Compliance with Applicable Law. (a) The Company and the Subsidiaries hold, and are in compliance with the terms of, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful1 conduct of their respective businesses as currently conducted (collectively, the "Company Permits"), except for failures to hold or be in compliance with the terms of such Company Permits that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Neither the Company nor any of the Subsidiaries is in violation of or has been given notice or been charged with any violation of any Law, except for possible violations that, individually or in the aggregate, would not have a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a Material Adverse Effect. Notwithstanding anything in this Section 4. 13, no representation is made under this Section 4.13 with respect to Environmental Laws or Environmental Permits, it being understood that any representation relating to Environmental Laws and Environmental Permits is being made exclusively in Section 4.14.

Section 4.14. Environmental Matters. (a) Except as would not have a Material Adverse Effect:

(i) each of the Company and the Subsidiaries is and has been in compliance with all applicable Environmental Laws and Environmental Permits;

(ii) neither the Company nor any of the Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Authority or any third party indicating that the Company or any Subsidiary is or may be in violation of, or liable under, any Environmental Law or Environmental Permit;

(iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigation or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging that they may be in violation of, or liable under, any Environmental Law or Environmental Permit; and

(iv) no reports have been filed, or are required to be filed, with any Governmental Authority by the Company or any of the Subsidiaries concerning the release of any Hazardous Substance or the violation of any Environmental Law or Environmental Permit.

(b) None of the assets currently, or which have ever in the past been, owned, operated or leased by the Company or any Subsidiary is currently on or has ever been on, or, to the knowledge of the Company or any Subsidiary, is or has ever been proposed for listing on, any federal or state "superfund" or "super lien" list, including CERCLA, and neither the Company nor any Subsidiary is currently taking, nor has it ever been required to take, any material corrective action with respect to any of its assets under the Resource Conservation and Recovery Act or any other Environmental Law.

Section 4. 15. Tax Matters. (a) The Company and each of the Subsidiaries has filed all Federal income tax returns and all other tax returns and reports required to be filed by it on or before the Effective Time other than those returns the failure of which to file would not have a Material Adverse Effect. All such returns are complete and correct in all material respects. The Company and each of the Subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all Taxes shown as due on such returns or adequate provision has been made for any such Taxes on the Company's latest balance sheet included in the Company Financial Statements in accordance with GAAP.

(b) To the knowledge of the Company, no tax return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority. No notice of such an audit or examination has been received by the Company or any of the Subsidiaries other than those which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Any deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The Federal income tax returns of the Company and each of the Subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years, or all years are otherwise closed, through 1990.

(c) There are no assessments or notices of deficiency or proposed assessments with respect to any Taxes of the Company or any of the Subsidiaries (or for which the Company or any of the Subsidiaries is liable) other than those which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any of the Subsidiaries has made or entered into, or holds any assets subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(e) No Liens for Taxes exist with respect to any assets of the Company or any of the Subsidiaries, except for statutory liens for Taxes not yet due.

(f) None of the Company or any of the Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(g) The disallowance of a deduction under Section 1 62(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of the Subsidiaries under any Contract, Benefit Plan, program, arrangement or understanding currently in effect.

(h) Any amount or other entitlement that could be received (whether in cash or assets or the vesting of assets) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

(i) There is no unresolved issue of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other taxing authority with respect to Taxes of the Company or any Subsidiary which, singly or in the aggregate, could have a Material Adverse Effect.

(j) The liabilities and -reserves for Taxes reflected in the latest Company balance sheet included in the Company Financial Statements are adequate to cover all Taxes for all periods at or prior to the Effective Time.

Section 4.16. Board Approvals. The Board of Directors of the Company has approved the Inducement Agreement and each Agreement and Irrevocable Proxy described in the recitals hereto, the Merger and this Agreement.

Section 4.17. Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co. LLC ("Lazard"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Newco true and correct copies of all agreements between the Company and Lazard.

Section 4. 18. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Lazard, to the effect that the consideration to be received by the Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

Section 4. 19. Intellectual Property. (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not have a Material Adverse Effect:

(i) the Company and each of the Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business as currently conducted;

(ii) the Company has not received any notice of, nor does it otherwise have knowledge of, any pending or threatened Claims that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property owned by and/or licensed to the Company or any of the Subsidiaries;

(iii) to the knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of the Subsidiaries;

(iv) to the knowledge of the Company, none of the former or current members of management or key personnel of the Company or any of the Subsidiaries, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of Intellectual Property of the Company or any of the Subsidiaries has asserted in writing any Claim against the Company or any of the Subsidiaries claiming proprietary rights to any Intellectual Property of the Company or any of the Subsidiaries; and

(v) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or lapse of time or both), or right of termination or cancellation of any Intellectual Property right or obligation, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right.

(b) For purposes of this Agreement, "Intellectual Property" means, with respect to any Person, all (i) trademarks and service marks (registered or unregistered), (ii) assumed names and trade names, (iii) the goodwill associated with the foregoing, (iv) registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (v) inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction,
(vi) trade secrets and confidential information, (vii) writings and other copyrightable works, (viii) registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof and (ix) licenses relating to the foregoing, in each case, owned, held or licensed by such Person.

Section 4.20. No Default. Neither the Company nor any of its Subsidiaries is in default or breach of any Contract to which it is a party and, to the knowledge of the Company, there exists no condition which, with the giving of notice or lapse of time or both would constitute such a default or breach, except for conditions, defaults and breaches which individually and in the aggregate do not and could not reasonably be expected to, have a Material Adverse Effect.

Section 4.21. Enforceability of Contracts. Except as would not have a Material Adverse Effect, all Contracts to which the Company or any Subsidiary is a party have been duly executed and delivered by it and, assuming such Contracts constitute valid and binding obligations of the other parties thereto, constitute its valid and binding obligations, enforceable against.ct it in accordance with their terms. excent that (a) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 4.22. Absence of Voting Agreements. Except as provided in this Agreement, to the knowledge of the Company, there exist no voting trusts, proxies or voting agreements relating to any shares of capital stock (or any other equity interests) of the Company or any of the Subsidiaries.

Section 4.23. Title to Assets. The Company and each of the Subsidiaries has good and indefeasible title in fee simple to all of its real property md good title to all of its leasehold interests and other properties as reflected in the most recent balance sheet included in the Company Financial Statements, other than such properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except (a) statutory liens for Taxes not yet due, (b) such imperfections in title, easements and Liens, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby or otherwise materially impair the business operations of the Company or any Subsidiary as presently carried on, (c) Liens existing on the date hereof securing indebtedness for borrowed money reflected in such balance sheet and (d) other matters which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All leases under which the Company or any Subsidiary leases any real or personal property are in good standing, valid and effective in accordance with their terms, and there are not, under any of such leases, any existing default on the part of the Company or any Subsidiary or, to the knowledge of the Company, any other party thereto or, to the knowledge of the Company, any event which, with notice or lapse of time or both would have become a default, other than defaults under such leases which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.24. Insurance. The Company Disclosure Schedule sets forth a complete list of 11 insurance policies currently in force for which the Company and the Subsidiaries paid or are obligated to pay all or any part of the premiums. All such policies are in full force and effect on the date of this Agreement, and all premiums due thereon have been paid, the Company and the Subsidiaries have complied with the provisions of each applicable policy and, to the knowledge of the Company, there are no pending claims against any such insurance by the Company or any of the Subsidiaries as to which insurers have denied liability (although insurers have in many instances and as a matter of course undertaken defense subject to reservation of rights to deny liability), except for such failure to pay premiums, non-compliance claims or other matters that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company Disclosure Schedule sets forth a complete and accurate list and description of all self-insurance arrangements which are required to be maintained by applicable Law affecting the Company or any of the Subsidiaries, and such self-insurance arrangements are in full force and effect and are in compliance with all requirements of applicable Law where the failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 4.25. Condition of Company Properties. Since September 30, 1995, the facilities of the Company and the Subsidiaries have been maintained in a manner consistent with past practice.

Section 4.26. Company Stockholder Approval. The affirmative vote of stockholders of the Company required for the approval and adoption of this Agreement, the Merger and the transfer of assets contemplated by Section 7.12 is a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval").


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF NEWCO

Except as otherwise set forth on the disclosure schedule heretofore delivered by Newco to the Company which makes reference to this Agreement (the "Newco Disclosure Schedule"), Newco represents and warrants to the Company as follows:

Section 5.01. Organization. Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority and all necessary Governmental Approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such Governmental Approvals would not, when taken together with all such other failures, have a Material Adverse Effect. Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, when taken together with all other such failures, have a Material Adverse Effect. Newco has made available to the Company complete and correct copies of its Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement.

Section 5.02. Capitalization. The authorized capital stock of Newco consists of 900,000 shares of Newco Common Stock, of which 84 shares are issued and outstanding on the date hereof. All of the outstanding shares of Newco Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as set forth in this Section 5.02, as of the date hereof, (a) no shares of capital stock or other voting securities of Newco are outstanding and (b) no equity equivalents, interests in the ownership of Newco or other similar rights are outstanding.

Section 5.03. Authority. (a) Newco has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Newco Stockholder Approval and the Newco Required Statutory Approvals, to consummate the transactions contemplated hereby. Upon obtaining the Newco Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate such transactions. No vote of Newco's stockholders is required to approve this Agreement or the other transactions contemplated hereby except for the Newco Stockholder Approval. No vote of Newco stockholders is required to approve this Agreement or the other transactions contemplated hereby other than those which have been obtained or made and are in full force and effect.

(b) This Agreement has been duly executed and delivered by Newco and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Newco enforceable against it in accordance with its terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar Laws affecting creditors' rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. Without limitation of the foregoing, each of the covenants and obligations of Newco set forth in Articles VII and X is valid, binding and enforceable as aforesaid notwithstanding the absence of the Newco Stockholder Approval.

Section 5.04. Consents and Approvals: No Violations. (a) The execution and delivery of this Agreement by Newco do not violate, conflict with or result in any breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties of Newco, under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Newco, (ii) any Law, permit or license applicable to Newco or any of its properties or (iii) any Contract to which Newco is now a party or by which Newco or any of its properties may be bound or affected. Neither the performance of this Agreement by Newco nor the consummation by Newco of the transactions contemplated hereby will result in any violation, conflict, breach, termination, acceleration or creation or any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) above, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Newco Required Statutory Approvals. Excluded from the foregoing sentences of this paragraph (a), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (a), are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not prevent or delay beyond the Outside Date the consummation of the Merger.

(b) Except for the Newco Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Newco or the consummation by Newco of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained (as the case may be), would not, individually or in the aggregate, prevent or delay beyond the Outside Date the consummation of the Merger.

Section 5.05. Company Required SEC Filings. None of the information supplied or to be supplied by Newco or Operating Sub specifically for inclusion or incorporation by reference in any Company Required SEC Filing will, as of the date filed with or declared effective by the SEC or at the time of mailing to the Company's stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 5.06. Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Prior to the Effective Time, Newco will (a) not engage in any business activities other than the business activities contemplated hereby (including business activities contemplated by or reasonably incident to the Financing and the Newco SEC Filings) and (b) conduct its operations only as contemplated hereby (including operations contemplated by or reasonably incident to the Financing and the Newco SEC Filings). As of the date hereof, Newco has no subsidiaries and, during the period commencing with the date hereof and ending at the Effective Time, Newco will have no subsidiaries other than Operating Sub and other directly or indirectly wholly-owned subsidiaries of Newco, the formation of which are deemed necessary or desirable by Newco in connection with the consummation of the transactions contemplated hereby. As of the date of this Agreement, Newco has no affiliates (which term, for purposes of this sentence only, has the meaning specified in Section 2 of the Competition Act) with assets in Canada or with gross revenues from sales in, from or into Canada.

Section 5.07. Brokers. No broker, investment banker, financial advisor or other Person, other than The Sterling Group, Inc., The Unicorn Group and CS First Boston Corporation, the fees and expenses of which will be paid by Newco, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco.

Section 5.08. Newco Stockholder Approval. The affirmative vote of stockholders of Newco required for the approval and adoption of this Agreement and the Merger is a majority of the issued and outstanding shares of Newco Common Stock entitled to vote thereon (the "Newco Stockholder Approval").

                                   ARTICLE VI

                               CERTAIN COVENANTS

Section 6.01. Conduct of Company Business Pending the Merger. From the date hereof until the Effective Time, the Company will perform and observe, and will cause each of the Subsidiaries to perform and observe, each of the following covenants in all respects, except (i) as expressly contemplated or permitted by this Agreement, (ii) as expressly set forth in the Company Disclosure Schedule or (iii) to the extent that Newco shall otherwise consent in writing:

(a) Ordinary Course. The Company shall, and shall cause each of the Subsidiaries to, (i) carry on its business in the usual, regular and ordinary course and consistent with past practice, (ii) use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its good will and relationships with customers, suppliers and others having business dealings with it and (iii) not engage in any action with the intent to adversely impact the transactions contemplated by this Agreement.

(b) Dividends: Changes in Stock. The Company shall not, and it shall not permit any of the Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (or any other equity interest) other than dividends and other distributions payable to the Company or any wholly-owned Subsidiary, (ii) split, combine or reclassify any of its capital stock (or any other equity interest) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (or any other equity interest) or
(iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock (or any other equity interest), other than repurchases, redemptions or other acquisition of shares of capital stock by any Subsidiary organized under the Laws of Canada or any Province thereof in the ordinary course of business consistent with past practice.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of the Subsidiaries to, issue, deliver, sell or dispose of, or authorize or propose the issuance, delivery, sale or disposition of, any shares of its capital stock (or any other equity interest), any Stock Acquisition Rights, any stock appreciation rights, any phantom stock or any restricted stock other than
(i) the issuance of shares of Company Common Stock upon the exercise of stock options granted under the Omnibus Stock Plan and outstanding on the date of this Agreement and in accordance with the present terms of such options and (ii) issuances by a Subsidiary of its capital stock (or any other equity interest) to the Company or any wholly-owned Subsidiary;provided, however, that for purposes of this Section 6.01(c), the vesting of any SAR, the payment of any amount in connection with the discharge of any phantom stock upon the resignation or retirement from the Company or any Subsidiary by the holder thereof and the actions contemplated by Section 7.06 shall not constitute the issuance, delivery, sale or other disposition of any shares of capital stock, Stock Acquisition Rights, stock appreciation right, phantom stock or restricted stock.

(d) Compensation of Officers. The Company shall not, and it shall not permit any of the Subsidiaries to, (i) grant to any officer of the Company or any of the Subsidiaries (A) any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with prior practice or as was required under employment agreements in effect as of the date hereof or (B) any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of the date hereof, or (ii) enter into any employment, severance or termination agreement with any officer of the Company or any of the Subsidiaries; provided, however, that nothing contained in this
Section 6.01(d) shall prohibit any of the Subsidiaries from replacing any of its existing officers that resign or otherwise terminate their position as an officer of such Subsidiary on terms and in a manner customary for such Subsidiary provided that the Company gives notice of such action to Newco in reasonable detail prior to such replacement.

(e) Benefit Plans. Except as provided in paragraph (c) above, the Company shall not, and it shall not permit any of the Subsidiaries to, increase the benefits available under or establish any Benefit Plan or Canadian Plan (other than amendments to Welfare Plans and their Canadian counterparts in the ordinary course of business and increases in compensation payable to non-officer employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice), including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment or acceleration of vesting of any existing stock options, stock appreciation rights, performance awards or restricted stock awards.

(f) Governing Documents. The Company shall not, and it shall not permit any of the Subsidiaries to, amend or propose to amend its Certificate of Incorporation or By-laws or comparable organizational documents.

(g) No Acquisitions. The Company shall not, and it shall not permit any of the Subsidiaries to, (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or (ii) except in the ordinary course of business, make or agree to make any investment (by purchase of stock, contribution to capital, property transfer or purchase of property or otherwise) in any other Person.

(h) No Dispositions. The Company shall not, and it shall not permit any of the Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with prior practice.

(i) Indebtedness. The Company shall not, and it shall not permit any of the Subsidiaries to:

(i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money;

(ii) guarantee any such indebtedness;

(iii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries; or

(iv)  guarantee any debt securities of others,

except in the ordinary course of business consistent with prior practice and which, in any event, when added to the aggregate amount of all such incurrences, guarantees, issuances and sales made or committed to be made by the Company and all the Subsidiaries after the date hereof, does not exceed $5,000,000; provided, however, that such $5,000,000 limit shall not be applicable to or otherwise affected by borrowings and reborrowings in the ordinary course of business under revolving credit facilities which were in existence prior to the date hereof.

(j) Advise of Changes: Filings. The Company shall confer on a regular and frequent basis with Newco to report generally on operational matters and shall promptly advise Newco orally and in writing of any events causing a Material Adverse Effect or which may reasonably be expected to have a Material Adverse Effect. The Company shall promptly provide to Newco (or its counsel) copies of all filings made by the Company with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(k) Tax Matters. From the date of this Agreement, the Company shall not make any tax election, or settle or compromise any income tax liability of the Company or any of its Subsidiaries, that would have a Material Adverse Effect or that involves a payment by or to the Company or any Subsidiary of more than $1,500,000. The Company shall, before filing or causing to be filed any material tax return of the Company or any of the Subsidiaries, consult with Newco and its advisors as to the material positions and elections that may be taken or made with respect to such return.

(1) Discharge of Liabilities. The Company shall not, and it shall not permit any of the Subsidiaries to, pay, discharge, settle or satisfy any Claims, Liabilities or Losses, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their respective terms, of Liabilities reorganized or disclosed in the most recent balance sheet (or the notes thereto) of the Company included in the Company Financial Statements or incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, or waive the benefits of or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Subsidiaries is a party.

(m) Material Contracts. Except in the ordinary course of business, the Company shall not, and it shall not permit any of the Subsidiaries to, modify, amend or terminate any material Contract to which the Company or such Subsidiary is a party or waive, release or any material rights or Claims.

(n) Capital Expenditures. Except in the ordinary course of business or as set forth in the Company Disclosure Schedule, the Company shall not, and it shall not permit any of the Subsidiaries to, make or commit to make any capital expenditure in an amount which, when added to the aggregate amount of all other capital expenditures made or committed to be made by the Company and all the Subsidiaries after the date hereof, exceeds $10,000,000.

(o) Accounting Procedures. Except as required by GAAP or applicable Law, the Company shall not, and it shall not permit any of the Subsidiaries to, make or commit to make any material changes in its accounting procedures.

(p) Other Matters. The Company shall not, and it shall not permit any of the Subsidiaries to, take or agree to take any action that (i) would result in any of the Company's representations and warranties contained in this Agreement that are qualified as to materiality becoming untrue, (ii) would result in any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) to the Company's knowledge, could reasonably be expected to have a Material Adverse Effect.

Section 6.02. No Solicitation. (a) The Company shall immediately cease any discussions or negotiations with any parties (other than Newco) that may be ongoing with respect to the direct or indirect acquisition or purchase of all or any substantial amount of the business or assets of the Company or any of the Subsidiaries or any capital stock or other equity interests of the Company or any of the Subsidiaries, whether by merger, consolidation, business combination, sale of assets, sale of securities, tender offer, exchange offer, recapitalization, liquidation, dissolution or otherwise, and whether for cash, securities or any other consideration or combination thereof (an "Acquisition Transaction"). After the date hereof and prior to the Effective Time or earlier termination of this Agreement:

(i) the Company shall not, and shall not permit any of the Subsidiaries to, (A) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate any Acquisition Transaction or (B) participate in any discussions or negotiations regarding any Acquisition Transaction, and

(ii) the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to cause its officers, directors and employees and any investment banker, financial advisor, attorney, accountant or other agent or representative retained by it to not, (A) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate any Acquisition Transaction or (B) participate in any discussions or negotiations regarding any Acquisition Transaction;

provided, however, that if, at any time prior to the Effective Time or the earlier termination of this Agreement, the Board of Directors of the Company reasonably determines in good faith, (1) after consultation with one or more of the Company's independent financial advisors, that providing confidential or non-public information to a financially capable Person (a "Potential Acquiror") could lead to an Acquisition Transaction more favorable to the stockholders of the Company than the Merger and (2) after consultation with the Company's outside legal counsel, that there is a significant risk that the failure to provide such confidential or non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to the stockholders of the Company, the Company may, in response to a Takeover Proposal received by the Company after the date hereof and subject to compliance with Section 6.02(c), (x) furnish confidential or non-public information with respect to the Company to such Potential Acquiror pursuant to a customary confidentiality agreement and
(y) participate in negotiations with such Potential Acquiror regarding such Takeover Proposal. As used herein, "Takeover Proposal" means any proposal or offer (regardless of when received or made) from a Potential Acquiror relating to an Acquisition Transaction.

(b) Except as set forth in this Section 6.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Newco, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend to the stockholders of the Company, or propose to approve or recommend to the stockholders of the Company, any Takeover Proposal or (iii) cause the Company to accept or enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing contained in this Section 6.02(b) will prohibit the Company from entering into any confidentiality agreement or taking any other action incidental to the actions permitted pursuant to the proviso to paragraph (a) above so long as the Company does not accept a Takeover Proposal. Notwithstanding the foregoing, in the event that, prior to the Effective Time or the earlier termination of this Agreement, the Board of Directors of the Company reasonably determines in good faith:

(1) after consultation with its financial advisor, that a Takeover Proposal made to the Company after the date hereof is more favorable to the stockholders of the Company than the Merger and that acceptance of such Takeover Proposal is in the best interests of the stockholders of the Company, and

(2) after consultation with its outside legal counsel, that there is a significant risk that the failure to take any such action would constitute a breach of its fiduciary duties to the Company's stockholders, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend such Takeover Proposal or cause the Company to accept the Takeover Proposal and/or enter into an agreement with respect to such Takeover Proposal; provided however, that the Board of Directors of the Company may only take any such action if:

(A) at least seven days prior to the formal acceptance of such Takeover Proposal, the Company shall have furnished Newco with a written notice advising Newco that the Board of Directors of the Company has received such Takeover Proposal and enclosing a copy of such Takeover Proposal or a description (in reasonable detail) of the material terms and conditions thereof and identifying the Potential Acquiror making such Takeover Proposal,

(B) such Takeover Proposal relates to the acquisition by such Potential Acquiror, for consideration consisting of cash and/or securities, of more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and the Subsidiaries, and

(C) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Newco or its designee the break-up fee referred to in Section 9.02.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, if the Company determines to provide any confidential or non-public information or negotiate as described in the proviso to paragraph (a) above, or if it receives any request for confidential or non-public information or any Takeover Proposal, the Company shall immediately (i) advise Newco orally and in writing that information is to be provided, that negotiations with respect to an Acquisition Transaction are to take place or that such request or Takeover Proposal has been received, (ii) inform Newco orally and in writing of the identity of the Person making such request or Takeover Proposal and (iii) furnish to Newco either a copy of such request or Takeover Proposal or a description (in reasonable detail) of the material terms and conditions thereof. The Company will keep Newco informed of the status and principal terms of any such request or Takeover Proposal in a manner that will provide Newco with sufficient and timely knowledge of such status and terms and permit Newco meaningfully to respond thereto.

(d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company's outside legal counsel, that there is a significant risk that the failure to make such disclosure would constitute a breach of its fiduciary duty to the stockholders of the Company under applicable Law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Newco, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to accept or enter into any agreement with respect to any Takeover Proposal.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

Section 7.01. Stockholder Approval: SEC Filings: Proxy Statement. (a) The Company will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.02(b), the Company will, through its Board of Directors, recommend to its stockholders that they approve and adopt this Agreement and-the Merger. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval as soon as practicable.

(b) As soon as practicable following the execution of this Agreement, the Company will prepare and file with the SEC a preliminary form of the Proxy Statement and any other Company Required SEC Filings (provided that the Company shall not make any filing with the SEC pursuant to the Securities Act relating to the Merger until after the date contemplated in Section 7.07(d) for the delivery of the Definitive Equity Documents) and will use its reasonable best efforts to (i) respond to any comments of the SEC or its staff, (ii) have any Company Required SEC Filings declared effective by the SEC (if required) as promptly as practicable and (iii) cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company shall also take any action required to be taken under applicable state "Blue-Sky" or other securities Laws in connection with the performance of the Company's obligations pursuant to this Agreement. The Company will notify Newco promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to any of the Company Required SEC Filings or for additional information and will supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Required SEC Filings or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to any of the Company Required SEC Filings, the Company will promptly prepare and file with the SEC and/or mail to its stockholders such an amendment or supplement. If at any time prior to the Effective Time, any event shall occur with respect to the Company or any Subsidiary, information with respect to which should be set forth in an amendment or supplement to any of the Newco SEC Filings or Operating Sub SEC Filings in order to make the information contained therein with respect to the Company or any Subsidiary not misleading, the Company shall, and shall cause the Subsidiaries to, provide Newco with such information. Each of the Company and Newco shall, and Newco shall cause Operating Sub to, take all reasonable actions and promptly supply such information to the other as is reasonably requested of any of them, and shall otherwise cooperate with each other in connection with the matters described in this Section 7.01(b).

(c) As soon as practicable following the execution of this Agreement, Newco will, and will cause Operating Sub to, prepare and file with the SEC such of the Newco SEC Filings and Operating Sub SEC Filings as it deems necessary in connection with the Financing and Newco will, and will cause Operating Sub to, use its reasonable best efforts to (i) respond to any comments of the SEC or its staff, and (ii) have such Newco SEC Filings and Operating Sub SEC Filings declared effective by the SEC (if required) as promptly as practicable. Newco shall also take, and cause Operating Sub to take, any action required to be taken under applicable state "Blue-Sky" or other securities Laws in connection with the issuance by Newco or Operating Sub of securities in connection with the Financing. If at any time prior to the Effective Time, any event shall occur with respect to Newco or Operating Sub, information with respect to which should be set forth in an amendment or supplement to any of the Company Required SEC Filings in order to make the information contained therein with respect to Newco or Operating Sub not misleading, Newco shall, and shall cause Operating Sub to, provide the Company with such information. Each of the Company and Newco shall take all reasonable actions and promptly supply such information to the other as is reasonably requested of any of them, and shall otherwise cooperate with each other in connection with the matters described in this Section 7.01(c).

(d) Newco will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Newco Stockholder Approval or obtain the Newco Stockholder Approval by written consent. Subject to the fiduciary duties of the Board of Directors of Newco, Newco will, through its Board of Directors, recommend to its stockholders that they approve and adopt this Agreement and the Merger and use its reasonable best efforts to obtain the Newco Stockholder Approval as soon as practicable.

Section 7.02. Access to Information. (a) Upon reasonable notice, the Company shall afford to Newco and to the officers, employees, independent accountants, counsel and other representatives of Newco full access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to Newco
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal securities laws, (ii) a copy of each return and other document filed or received by it during such period pursuant to the requirements of the Federal tax laws and (iii) all other information concerning its business, properties and personnel as Newco may reasonably request. Neither the Company nor any Subsidiary shall be liable to any Person who enters on or inspects any of the properties of the Company or any Subsidiary pursuant to the terms of this Agreement for any costs, damages, expenses, liabilities or obligations arising out of or resulting from such entry or inspection unless caused by the gross reference or willful misconduct of the Company or any Subsidiary.

(b) Newco acknowledges receipt of a copy of that certain Confidentiality Agreement dated as of November 10, 1995 between the Company and The Sterling Group, Inc. (as amended, the "Confidentiality Agreement") and agrees that any and all information, correspondence, documents and other materials provided or made available to Newco by or on behalf of the Company or any Subsidiary pursuant to or in connection with this Agreement shall be subject to the confidentiality requirements of the Confidentiality Agreement, the same as if Newco were originally a party thereto; provided, however, that notwithstanding the foregoing, in no event shall Newco be prohibited from making any disclosure that is necessary or appropriate in order to obtain the Financing or to satisfy or comply with any covenant, condition or agreement to be satisfied or complied with by it or Operating Sub under this Agreement.

(c) No investigation pursuant to this Section 7.02 or any other provision of this Agreement shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties hereunder.

(d) The foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

Section 7.03. Reasonable Efforts. Each Party agrees to use its reasonable best efforts to take, and Newco agrees to cause Operating Sub to use its reasonable best efforts to take, (a) all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with Governmental Approvals) and will promptly cooperate with and furnish information to the other Party in connection with any such requirements imposed upon it or any of its affiliates in connection with the Merger and (b) all reasonable actions necessary to obtain (and will cooperate with the other Party or with the Parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by it in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

Section 7.04. Notification of Certain Matters. Each of the Parties agrees to give prompt notice to the other of, and to use its reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be to likely be to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and
(b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.05. Publicity. Neither Party shall issue any press release or otherwise make any public announcement with respect to this Agreement or the subject matter hereof without first consulting with the other Party.

Section 7.06. Stock Acquisition Rights. etc. (a) Immediately prior to the Effective Time, the Company shall take such action (including, without limitation, the adoption of appropriate resolutions by the Board of Directors of the Company or a committee thereof) as may be necessary to cause the Employee Share Purchase Plan referred to in Schedule 4.09B of the Company Disclosure Schedule and each Stock Acquisition Right (including, without limitation, unexercised stock options outstanding under the Omnibus Stock Plan) to be automatically canceled as of the Effective Time, without any consideration being delivered or deliverable in exchange therefor.

(b) Prior to the Effective Time, the Company shall take such action (including, without limitation, the adoption of appropriate resolutions by the Board of Directors of the Company or a committee thereof as may be necessary to:

(i) cause each stock appreciation right then outstanding under any Equity Plan (a "SAR") to be automatically converted as of the Effective Time into the right to receive a cash payment in an amount (the "Spread Amount") equal to the excess, if any, of $12.00 over the base price provided for in such SAR unless, in the case of each such SAR, the holder thereof, the Company and Newco mutually agree otherwise in writing;

(ii) cause each share of outstanding phantom stock to be automatically converted as of the Effective Time into the right to receive a cash payment in the amount of $12 (the "Phantom Stock Amount"); and

(iii) cause the rights of Gary Hysop under the Hysop Agreement to be terminated in exchange for a payment in an amount not to exceed $50,000.

As of the Effective Time, the Company shall pay or cause to be paid the Spread Amounts to the holders of the SARs and the Phantom Stock Amounts to the holders of phantom stock, net of any amount of Taxes required to be withheld by applicable Law. No interest shall accrue or be payable with respect to any Spread Amount or Phantom Stock Amount.

(c) The Company represents and warrants to Newco that the Spread Amounts and the Phantom Stock Amounts will not in the aggregate exceed an amount equal to the Maximum Amount. The Company further represents and warrants to Newco that, upon taking of the actions specified paragraphs (a) and (b) above, immediately following the Effective Time, (i) no Stock Acquisition Rights or any stock appreciation rights or phantom stock relating to the Company or any of the Subsidiaries shall be outstanding and (ii) no participant in the Omnibus Stock Plan or any other Equity Plan shall have the right thereunder to acquire any Stock Acquisition Rights or any such stock appreciation rights or phantom stock. For purposes of this Agreement, "Maximum Amount" means (i) at any time prior to September 1, 1996, $15,000,000, and (ii) at any time on or after September 1, 1996, $16,750,000.

(d) Immediately prior to the Effective Time, the Company shall take such action (including, without limitation, the adoption of appropriate resolutions by the Board of Directors of the Company or a committee thereof) as may be necessary to cause all outstanding shares of restricted stock issued under the Omnibus Plan ("Restricted Stock") to be immediately and fully vested, notwithstanding any provision of the Omnibus Plan or any agreement between the Company and any holder of Restricted Stock to the contrary.

(e) Except as otherwise agreed to by the Parties, (i) each Equity Plan shall terminate as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no Stock Acquisition Right or any stock appreciation right or phantom stock relating to the Company or any of the Subsidiaries shall be outstanding and that no participant in the Omnibus Stock Plan or any other Equity Plan shall have any right thereunder to acquire any Stock Acquisition Right or any such stock appreciation right or phantom stock.

Section 7.07. Financing Arrangements. (a) Newco represents and warrants to the Company that (i) Newco has, contemporaneously with its execution hereof under cover letter identifying the same as such, delivered to the Company true and complete copies of letters (the "Financing Letters") from certain commercial banks, investment banks and other financing sources describing their interests in participating in the financing (debt and equity) required by Newco to consummate the Merger in accordance with this Agreement (the "Financing") and
(ii) as of the date hereof, none of the Financing Letters has been withdrawn or terminated nor is Newco aware of any plan or intention to withdraw or terminate any of the Financing Letters. Newco will promptly advise the Company if any Financing Letter is withdrawn or terminated.

(b) Newco further covenants and agrees with the Company that it will use its reasonable best efforts to obtain the Financing by the Outside Date on terms and conditions which are reasonably satisfactory to Newco. Newco will promptly advise the Company if Newco becomes aware of the occurrence of any event which Newco believes may have a materially adverse effect on the ability of Newco to obtain the Financing as contemplated by the preceding sentence.

(c) Newco will use its reasonable best efforts to negotiate and enter into, within 45 days after the date hereof, definitive loan agreements or other similar documents establishing the bank credit facilities contemplated by the Financing Letters (collectively, the "Definitive Bank Loan Documents"). Newco will provide the Company with true and complete copies of the Definitive Bank Loan Documents promptly upon the execution and delivery thereof and will promptly advise the Company if any of the Definitive Bank Loan Documents are terminated or amended in any material respect or if Newco becomes aware of any event or occurrence which Newco believes may have a material adverse effect on the ability of Newco or the Company to satisfy, on or prior to the Outside Date, the conditions set forth in the Definitive Bank Loan Documents for funding thereunder. Newco will consult with the Company regarding such funding conditions prior to the execution and delivery of the Definitive Bank Loan Documents. Newco will not modify or amend in any material respect the Definitive Bank Loan Documents without first consulting with the Company. Newco agrees that, insofar as they impose obligations on the Company prior to the Effective Time, the Definitive Bank Loan Documents shall be reasonably acceptable to the Company.

(d) Newco will use its reasonable best efforts to negotiate and enter into, within 30 days after the Company has filed with the SEC a preliminary Proxy Statement, definitive subscription agreements in substantially the form customarily used in transactions sponsored by The Sterling Group, Inc. (collectively, the "Definitive Equity Documents") containing commitments from financial sources to provide that portion of the equity financing contemplated by the Financing Letters equal to $107,000,000. Newco will provide the Company with true and complete copies of the Definitive Equity Documents promptly upon the execution and delivery thereof. Newco will not modify or amend in any material respect the Definitive Equity Documents without first consulting with the Company.

(e) The Company will, and will cause each of the Subsidiaries to, take all reasonable actions reasonably requested by Newco to obtain, and otherwise cooperate with Newco in obtaining, the Financing. Without limitation of the foregoing but subject to Section 7.02(b), the Company shall, and shall cause the Subsidiaries, to (i) afford Newco and Newco's lenders, underwriters, placement agents, financial advisors, stockholders, attorneys, accountants and other representatives such access to its officers, directors, employees, agents, attorneys, accountants, assets, books and records as Newco may reasonably request in connection with the Financing, (ii) furnish, or cause to be furnished, to Newco and Newco's lenders, underwriters, placement agents, financial advisors, stockholders, attorneys, accountants and other representatives all financial, operating and other data and information, opinions of counsel and "comfort letters" as Newco may reasonably request in connection with the Financing, (iii) provide reasonable assistance to Newco to satisfy, at or before the Outside Date, all requirements of the Definitive Bank Loan Documents and the Definitive Equity Documents which are conditions to funding thereunder and (iv) participate, to the extent reasonably requested by Newco, in customary marketing efforts to obtain the participation of financial institutions in any syndication of the credit facilities contemplated by the Financing and to sell the securities contemplated by the Financing, including road shows, meetings with bankers and similar activities.

Section 7.08. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 7.09. Indemnification: Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against all Claims, Losses or Liabilities in connection with any Claim based in whole or in part on the fact that such Indemnified Party is or was a director, of officer or employee of the Company or any of the Subsidiaries and arising out of the acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by the DGCL.

(b) Newco shall, subject to obtaining any approvals required to be obtained from the Company or its stockholders, cause the Certificate of Incorporation and By-laws of the Surviving Corporation and the Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable Law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties as the case may be, without the prior written consent of such Persons, for a period of six years from and after the Effective Time.

(c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, during the six-year period after the Effective Time, in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, arising out of events occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.09.

(d) For a period of no less than six years after the Effective Time, the Surviving Corporation shall cause to be maintained, with respect to matters arising out of events occurring prior to the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company or, if not available, an equivalent policy or policies for all present and former officers and directors of the Company and the Subsidiaries having terms and conditions no less advantageous than those in effect on the date hereof.

(e) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by Law shall be made by legal counsel reasonably acceptable to such Indemnified Partner and the Surviving Corporation, retained at the Surviving Corporation's expense.

(f) This Section 7.09 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of the Surviving Corporation.

Section 7. 10. Certain Litigation. Except in the ordinary course of business or as set forth in the Company Disclosure Schedule, the Company agrees that it will not settle any material litigation currently pending, or commenced after the date hereof, against the Company or any of its directors, without the prior written consent of Newco, which consent shall not be unreasonably withheld

Section 7.11. Employee Matters. The Surviving Corporation shall provide those employees of the Company and the Subsidiaries who continue their employment after the Effective Time with benefits (including participation in an employee stock ownership plan) which, in the good faith determination of the Surviving Corporation, are substantially as favorable in the aggregate as those currently provided by the Company, subject to such modification as may be required by applicable Law, for a period of at least two years after the Closing Date.

Section 7.12. Operating Subsidiary. As soon as practicable after the execution of this Agreement, Newco shall form a new Delaware corporate subsidiary ("Operating Sub"). On or prior to the Closing Date, the Company shall execute and deliver to Operating Sub conveyance documents, in form and substance reasonably satisfactory to Newco, providing for the conveyance of all of the assets and properties of the Company to the Operating Sub (a) subject to all related Liens and Liabilities, (b) conditioned upon the consummation of the Merger and (c) effective as of the Effective Time;provided, however, that the conveyance documents shall in any event provide (i) that Operating Sub, in connection with, and as partial consideration for, such conveyance, expressly assumes and agrees to pay, perform and discharge when due, any and all Liabilities of the Company related to such assets and properties and (ii) that, if the conveyance of any of such asset or properties:

(A) would be ineffective as between the Company and Operating Sub without the consent of any third Person;

(B) would serve as a cause for terminating, invalidating or materially impairing such asset or property;

(C) would cause or serve as a cause for the loss of the ownership of such asset or property;

(D) would result in any material penalty or other detriment to the Company or Operating Sub; or

(E) is prohibited by Law or any judgment, order or decree of any Governmental Authority,

then, in such event, such asset or property shall be excluded from such conveyance until such time as such consent has been obtained or such circumstance has been rectified, at which time the title to such asset or property shall automatically become vested in Operating Sub by virtue of such conveyance without any other conveyance or other action by the Company or Operating Sub. In addition, such conveyance documents shall provide that, at any time during which any of such assets or properties is excluded from such conveyance pursuant to the immediately preceding sentence, the Company or the Surviving Corporation, as the case may be, shall hold such asset or property for the exclusive use and benefit of Operating Sub and shall use its reasonable best efforts, at its sole cost and expense, to obtain such consents as are necessary to give effect to the conveyance of such asset or property, or rights and interests substantially equivalent to such asset or property, to Operating Sub.

                                  ARTICLE VIII

                                   CONDITIONS
                                   ----------

Section 8.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No statute, rule, regulation or executive order shall have been enacted or issued by a Governmental Authority, and no decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority, and no other legal restraint or prohibition preventing the consummation of the Merger or making the consummation of the Merger illegal shall be in effect; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or decree and to appeal as promptly as possible any injunction or other order or decree that may be entered.

(c) Waiting Period. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have terminated or expired.

(d) Registration Statements. Each of the Registration Statements shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state Governmental Authorities.

(e) Governmental Consents. All Governmental Approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date.

Section 8.02. Conditions to Obligation of the Company to Effect the Merger. Unless waived in writing by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Accuracy of Representations and Warranties. All representations and warranties of Newco contained in Article V of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date.

(b) Performance of Obligations. Newco shall have performed or complied with, in all material respects, all conditions and all material obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date.

(c) Compliance Certificate. The Company shall have received a certificate of the Chairman of the Board, the President or a Vice President of Newco certifying as to fulfillment of the conditions specified in Section 8.02(a) and (b).

(d) Tag-Along Agreement. The stockholders of Newco immediately prior to the Effective Time shall have executed and delivered a Tag-Along Agreement in substantially the form of Exhibit A.

(e) Legal Opinion. The Company shall have received an opinion or opinions of Andrews & Kurth L.L.P. and/or Richards, Layton & Finger, counsel for Newco, reasonably satisfactory to the Company, dated the Closing Date and covering the due incorporation of Newco, the binding nature of this Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by the Company.

Section 8.03. Conditions to Obligations of Newco to Effect the Merger. Unless waived in writing by Newco, the obligation of Newco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

(a) Accuracy of Representations and Warranties. All representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all conditions and material obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date.

(c) Compliance Certificate. Newco shall have received a certificate of the Chairman of the Board, the President or a Vice President of the Company certifying as to fulfillment of the conditions specified in Section 8.03(a) and
(b).

(d) Legal Opinion. Newco shall have received an opinion or opinions of Piper & Marbury L.L.P. and/or F. Maxwell Evans, counsel for the Company, reasonably satisfactory to Newco, dated the Closing Date and covering the due incorporation of the Company, the binding nature of this Agreement, the effectiveness of the Merger, the validity of the Company

Common Stock to be exchanged in the Merger and such other matters as may be reasonably requested by Newco.

(e) Comfort Letters. Newco shall have received "comfort" letters in customary form from Arthur Anderson L.L.P. and/or Coopers & Lybrand L.L.P., certified public accountants for the Company, dated the effective time of each of the Registration Statements and the Closing Date (or such other date reasonably acceptable to Newco) with respect to financial statements and other information derived from the Company's accounting records with respect to the Company and the Subsidiaries included in the Registration Statements and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity and total revenues and the total and per share amounts of net income.

(f) No Material Adverse Change. Since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a material adverse change in (i) the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and the Subsidiaries, taken as a whole or (ii) the prospects of the Company and the Subsidiaries, taken as a whole (excluding any effects on such prospects caused by economic, tax or other matters of general applicability or matters generally affecting any of the industries in which the Company or any of the Subsidiaries conduct business).

(g) Financing. Newco shall have obtained the Financing as contemplated by
Section 7.07.

(h) Stock Acquisition Rights and SARs. The Company shall have received (i) from each holder of a stock option referred to in Section 7.06(a) an instrument in writing (reasonably satisfactory to Newco) effectively canceling such Stock Acquisition Right as contemplated by Section 7.06(a), (ii) from each holder of an SAR an instrument in writing (reasonably satisfactory to Newco) effectively canceling, subject to receiving the Spread Amount, such SAR as contemplated by
Section 7.06(b)(i), (iii) from each holder of any phantom share an instrument in writing (reasonably acceptable to Newco) effectively canceling, subject to receiving the Phantom Stock Amount, such phantom share as contemplated by
Section 7.06(b)(ii), and (iv) from the Company and Gary Hysop, an instrument in writing (reasonably acceptable to Newco) effectively canceling, subject to receiving the amount referred to in Section 7.06(b)(iii), the Hysop Agreement.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT
                           -------------------------

Section 9.01. Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Company Stockholder Approval or the Newco Stockholder Approval has been obtained:

(a) by mutual written consent of Newco and the Company;

(b) by Newco, if

    (i) the Company Stockholder Approval is not obtained at the Stockholders Meeting (or any adjournment thereof) unless due to delay or default on the part of Newco;

   (ii) the Merger has not been consummated by the Outside Date, unless the failure to so consummate the Merger by such time is due to a breach of any representation or warranty contained in this Agreement or a material breach of any material agreement or covenant contained in this Agreement by, or otherwise on account of material delay or default on the part of, Newco;

  (iii) the Merger is enjoined by a final, non-appealable court order not entered at the request or with the support of Newco and Newco shall have used reasonable efforts to prevent the entry of such order;

   (iv) the Company accepts a Takeover Proposal in accordance with Section 6.02(b);

    (v) the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to the Company by Newco;

   (vi) the Company shall have breached any of its representations and warranties set forth in this Agreement, which breach cannot be cured prior to the Outside Date and has not been waived by Newco; or

  (vii) more than 10% of the issued and outstanding shares of Company Common Stock entitled to vote upon the adoption of this Agreement shall have properly demanded (and not withdrawn) appraisal of such shares in accordance with Section 262 of the DGCL with respect to the Merger; or

(c) by the Company, if:

   (i) the Company Stockholder Approval is not obtained at the Stockholders Meeting (or any adjournment thereof) unless due to delay or default on the part of the Company or any Subsidiary;

  (ii) by August 31, 1996, Newco has not arranged the Financing as contemplated by Section 7.07(b) and satisfied the funding conditions with respect thereto (other than the conditions which are to be performed or satisfied by the Company or any Subsidiary) unless the failure to so arrange the Financing or satisfy such funding conditions by such date is due to a breach of any representation or warranty contained in this Agreement or a material breach of any material agreement or covenant contained in this Agreement by, or otherwise on account of material delay or default on the part of, the Company or any Subsidiary; provided, however, that the Company may terminate this Agreement pursuant to this clause (ii) only if the Company provides Newco with written notice of its election to terminate this Agreement pursuant to this clause (ii), which notice by the Company must be given by the close of business on the seventh Business Day following the later to occur of (A) August 31, 1996 or (B) the giving of notice by Newco to the Company of the Company's right to terminate this Agreement pursuant to this clause (ii), and then only if
       (1) the giving of such notice by the Company has been approved by the Board of Directors of the Company and (2) such notice by the Company states that the Company is entitled to terminate this Agreement pursuant to this clause (ii);

 (iii) the Merger has not been consummated by the Outside Date, unless the failure to so consummate the Merger by such time is due to a breach of any representation or warranty contained in this Agreement or a material breach of any material agreement or covenant contained in this Agreement by, or otherwise on account of material delay or default on the part of, the Company or any Subsidiary;

  (iv) the Merger is enjoined by a final, non-appealable court order not entered at the request or with the support of the Company or any Subsidiary and the Company shall have used reasonable efforts to prevent the entry of such order;

   (v) the Company accepts a Takeover Proposal in accordance with Section
       6.02(b);

  (vi) Newco (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to Newco by the Company;

 (vii) Newco shall have breached any of its representations and warranties set forth in this Agreement, which breach cannot be cured prior to the Outside Date and has not been waived by the Company;

(viii) Newco notifies the Company, pursuant to Section 7.07(b), that Newco does not believe it will be able to arrange the Financing by the Outside Date for reasons other than a delay or default by the Company or any Subsidiary;

  (ix) Newco fails to enter into the Definitive Bank Loan Documents within 45 days after the date hereof as contemplated by Section 7.07(c) unless such failure is due (in whole or in part) to a delay or default on the part of the Company or any of the Subsidiaries or to the material breach of any of the Company's representations or warranties contained herein; provided, however, that the Company may terminate this Agreement pursuant to this clause (ix) only if the Company provides Newco with written notice of its election to terminate this Agreement pursuant to this clause (ix), which notice by the Company must be given by the close of business on the seventh Business Day following the later to occur of (A) the date by which the Definitive Bank Loan Documents were contemplated to be executed pursuant to Section 7.07(c) or (B) the giving of notice by Newco to the Company of the Company's right to terminate this Agreement pursuant to this clause (ix), and then only if (1) the giving of such notice by the Company has been approved by the Board of Directors of the Company and (2) such notice by the Company states that the Company is entitled to terminate this Agreement pursuant to this clause (ix); or

   (x) (A) any Definitive Bank Loan Document is terminated (other than by Newco) prior to the Outside Date for any reason other than a delay or default on the part of the Company or any of the Subsidiaries or the material breach of any of the Company's representations or warranties contained herein and (B) Newco fails, for any reason other than a delay or default on the part of the Company or any of the Subsidiaries or the material breach of any of the Company's representations or warranties contained herein, to provide one or more substitute or replacement Definitive Bank Loan Documents within 15 days after the date of such termination; provided, however, that this clause (x) shall not apply to the termination of any Definitive Bank Loan Agreement which is not necessary in order for Newco to obtain the Financing by the Outside Date as contemplated by the first sentence of Section 7.07(b);

  (xi) Newco fails to enter into the Definitive Equity Documents on or before the date contemplated in Section 7.07(d) unless such failure is due (in whole or in part) to a delay or default on the part of the Company or any of the Subsidiaries or to the material breach of any of the Company's representations or warranties contained herein; provided, however, that the Company may terminate this Agreement pursuant to this clause (x) only if the Company provides Newco with written notice of its election to terminate this Agreement pursuant to this clause (x), which notice by the Company must be given by the close of business on the seventh Business Day following the later to occur of (A) the date by which the Defective Equity Documents were contemplated to be executed pursuant to Section 7.07(d) or (B) the giving of notice by Newco to the Company of the Company's right to terminate this Agreement pursuant to this clause (x), and then only if (1) the giving of such notice by the Company has been approved by the Board of Directors of the Company and (2) such notice by the Company states that the Company is entitled to terminate this Agreement pursuant to this clause (x): or

 (xii) (A) any Definitive Equity Document is terminated (other than by Newco) prior to the Outside Date for any reason other than a delay or default on the part of the Company or any of the Subsidiaries or the material breach of any of the Company's representations or warranties contained herein and (B) Newco fails, for any reason other than a delay or default on the part of the Company or any of the Subsidiaries or the material breach of any of the Company's representations or warranties contained herein, to provide one or more substitute or replacement Definitive Equity Documents within 15 days after the date of such termination; provided, however, that this clause (xii) shall not apply to the termination of any Definitive Equity Document which is not necessary in order for Newco to obtain the Financing by the Outside Date as contemplated by the first sentence of Section 7.07(b).

Section 9.02. Effect of Termination. In the event of termination of this Agreement by either Newco or the Company, as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of Newco or the Company or their respective officers or directors, except that (a) Section 4. 17, Section 5.07, Section 7.08, this
Section 9.02 and Article X shall survive any such termination, (b) Section 7.05 shall survive any such termination for a period of one year following such termination, (c) if Newco terminates this Agreement pursuant to Section 9.01(b)(iv) or if the Company terminates this Agreement pursuant to Section 9.01(c)(v), then the Company shall promptly pay to Newco or its designee a break-up fee in the amount of $8,000,000, and (d) if the break-up fee referred to clause (c) above is payable by the Company to Newco or its designee, Section 6.02(b) shall survive any such termination until such time as such break-up fee has been paid by the Company to Newco or its designee; provided, however, that nothing herein shall relieve either Party for liability for any willful breach of any representation, warranty, covenant or agreement of such party contained herein.

Section 9.03. Amendment. This Agreement may be amended by action taken by the Parties' respective Boards of Directors or pursuant to authority granted by such Boards of Directors, at any time before or after the Company Stockholder Approval or the Newco Stockholder Approval has been obtained; provided, however, that no amendment to this Agreement shall be made after the Company Stockholder Approval or the Newco Stockholder Approval has been obtained which by applicable Law requires further approval by the Company's or Newco's stockholders, respectively, unless such further approval shall have been obtained in accordance with applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.04. Extension: Waiver. At any time prior to the Effective Time, either Party may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party by one of its duly authorized officers. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of these rights.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------


Section 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time of the Merger, which covenants or agreements shall survive the consummation of the Merger.

Section 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed

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

by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Newco, to:

       c/o The Sterling Group, Inc.
       Eight Greenway Plaza, Suite 702
       Houston, Texas 77046
          Attention: Frank J. Hevrdejs
       Telephone Number: (713) 877-8257
       Facsimile Number: (713) 877-1824

   with a copy to:

       Andrews & Kurth L.L.P.
       4200 Texas Commerce Tower
       600 Travis
       Houston, Texas 77002
          Attention: David G. Elkins
       Telephone Number: (713) 220-4364
       Facsimile Number: (713) 220-4285

(b) if to the Company, to:

       Sterling Chemicals, Inc.
       1200 Smith Street
       Suite 1900
       Houston, Texas 77002
          Attention: F. Maxwell Evans, General Counsel
       Telephone Number: (713) 654-9507
       Facsimile Number: (713) 654-9577

   with a copy to:

       Piper & Marbury L.L.P.
       36 South Charles Street
       Baltimore, Maryland 21201
          Attention: Earl S. Wellschlager
       Telephone Number: (410) 576-1747
       Facsimile Number: (410) 576-1700

Section 10.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become

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

effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party. it being understood that both Parties need not sign the same counterpart.

Section 10.04. Entire Agreement: No Third Party Beneficiaries. This Agreement
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and (b) except as provided in Sections 7.06(b), 7.06(d),
7.09 and 7.1 1, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 10.06. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                       STX ACQUISITION CORP.

                                           [SIGNATURE APPEARS HERE]
                                       BY: ______________________________
                                           Frank J. Hevrdejs, President


                                       STERlING CHEMICALS, INC.


                                           [SIGNATURE APPEARS HERE]
                                       BY: _______________________________
                                           J. Virgil Waggoner, President
                                           and Chief Executive Officer

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